Exhibit 10.39

Annual Bonus Plan

Effective January 1, 2017
Corporate Management

I.             Plan Objectives

The annual bonus plan is considered a discretionary part of US LBM’s total compensation strategy. It is designed to support the Company’s mission as well as attract, motivate, and retain eligible associates. It was developed to award associates who substantially contribute to the performance and overall success of the Company.

II.            Plan Definition

The annual bonus plan is considered a variable pay plan. It is defined as direct compensation that does not become a permanent part of the associate’s base pay and which may vary in amount from period to period. Variable pay must be re- earned during each measurement period.

III.          Eligibility

Eligibility for the plan is based on job titles identified by Senior Management as having direct and significant impact on the organization and the Operating Company’s results. Eligibility for the plan is at the discretion of the Company and may vary from plan year to plan year.

IV.          Plan Period

The Plan Period is defined as the one (1) year period coinciding with the Company’s fiscal year, January 1st through December 31st.

V.            Plan Entry Date

Eligible associates may participate in the plan period provided they were hired and otherwise became eligible for the plan prior to or on the 1st day of the applicable fiscal year. An eligible associate who is hired or otherwise becomes eligible for the plan after the 1st day of the fiscal year will be considered a late entrant. A late entrant may participate in the current fiscal year provided they started working prior to the start of the 4th quarter of the fiscal year. If a late entrant starts working during the 4th quarter the fiscal year (last 3 months), they must wait until the next fiscal year to enter the plan, provided they are still considered eligible for participation.

VI.          Award Target %

Award target percentages are tiered based on the Company’s perceived impact of each participant’s position. The potential award target for each participant is expressed as a percent of salary in effect as of the first day of the Company’s fiscal year. Determining the award target and impact of the position is entirely at the discretion of the Company.

VII.         Pro Ration

Bonus awards earned, if any, will be awarded to late entrants provided they started working prior to the 4th quarter of the fiscal year (last 3 months). The award will be pro-rated based on the number of full months that the associate worked.

VIII.       Corporate Management Bonus Potential

A Corporate Management Bonus is earned as follows:

Eligible associates will earn bonus if US LBM’s consolidated EBITDA results achieve a minimum of 90% of the annual EBITDA budget.

The value of the bonus payout for eligible corporate associates is calculated by multiplying the value of their individual award target times the weighted performance of two categories, Consolidated EBITDA Performance (40%) and Personal Goals (60%).

If US LBM achieves at least 90% of the EBITDA budget, the payout will be weighted as follows:

•      40% Consolidated EBITDA Performance:

Bonus dollars for the EBITDA category will be earned commensurate with the consolidated US LBM performance to budget, and can range from 90% - 150%. For example, if US LBM earns 95% of EBITDA budget, the individual will earn 95% of target dollars for the category. Likewise, if US LBM exceeds budget by 20%, individuals will earn 120% of target for this category with a maximum cap at 150%. If EBITDA results are below 90% of budget, there will be no bonus payout.

•      60% Personal Goals:

Two Personal Goals will be set with the associate’s manager based on the individual’s area of influence. Personal Goals must be measurable and align with supporting the collective US LBM organization in achieving its annual performance goals. Examples of Personal Goals are working capital, variable labor expense, ineligible receivables, production measures, sales, claims paid, etc. Personal Goals will be weighted evenly within this category and payouts will be calculated on a scale of 90% to 150% based on performance compared to goal.

IX.          Bonus Calculation — EXAMPLE

In the below example, the associate has a bonus target of 25% of their annual salary ($80,000), the value of which is $20,000. Based upon US LBM’s EBITDA performance (achieving 105% of the goal) and their Personal Goals performance (100%), the associate achieves a bonus payout of $20,400.

2017 US LBM MANAGEMENT BONUS PLAN

CORPORATE STAFF

John Doe’s Bonus Target
Annual Salary:	$80,000
Target Bonus Percentage:	25%
Target Bonus Dollars:	$20,000

		Performance Targets		Bonus Calculation - EXAMPLE
	Weighting	90% Min	Goal/Budget	Actual	% Earned	Weighted	Payout $
Regional Bonus Target
US LBM total EBITDA	40%	$202,500,000	$225,000,000	$236,250,000	105%	40%	$8,400
Personal Goals	60%				100%	60%	$12,000
Total:	100%				TOTAL PAYOUT:		$20,400

US LBM EBITDA	1.05 x .4 = .42
Personal Goals	1.00 x .6 = .6
Total	1.02

Bonus Target	$20,000 x 1.02 = $20,400

X.            Timing of Awards

Awards are made through the Company’s payroll system. Bonus payments will be made following the completion of the audit of US LBM Holdings LLC’s financial results for the relevant fiscal year-end, not to exceed March 15 following the plan year. Awards will be subject to taxation in accordance with federal and state regulations.

XI.          Separation of Employment

No associate shall receive a bonus unless the associate is on the payroll at the bonus payout date. Any person who resigns or is terminated from their employment for any reason is ineligible for any bonus compensation under the plan.

XII.         Sunset Provision

The bonus plan may be modified, continued, or withdrawn at any time. This variable pay program is awarded entirely at the discretion of management and is not intended to be a binding contract between eligible associates and the Company. Employment is “at-will” and, thus, may be terminated at any time and for any reason not prohibited by law, with or without cause or notice. The offer or receipt of a bonus should not be construed as contractually limiting that right or guaranteeing employment for any specific period of time.